Exhibit 99.1

FOR IMMEDIATE RELEASE

Northwest Airlines Reports First Quarter Results

EAGAN, Minn. – (April 22, 2005) – Northwest Airlines Corporation (NASDAQ: NWAC), the parent of Northwest Airlines, today said it realized a net loss of $458 million or $5.28 per common share for its first quarter.  Excluding an unusual item described in its financial statements, Northwest reported a net loss of $440 million, or $5.07 per common share.  This compares to the first quarter of 2004, when Northwest reported a net loss of $230 million or $2.67 per common share.

Doug Steenland, president and chief executive officer, said, “Our results were disappointing.  Record high fuel prices and increasingly noncompetitive labor costs on the expense side and excess capacity and competitors’ pricing decisions on the revenue side negatively affected our performance during the quarter.”

“Last month, we increased Northwest’s annual labor costs saving target to $1.1 billion from $950 million.  In addition, we asked our unions to agree to a freeze of their current defined benefit pension programs and allow the airline to introduce new defined contribution pension plans.”

Steenland continued, “While we are realizing the impact of the $300 million in annual pay and benefits cuts for pilots and salaried employees, it remains imperative that we reach new labor agreements with our other unions and complete a second round of pilot negotiations this year.”

Northwest remains in federal mediation with The International Association of Machinists and Aerospace Workers (IAM), The Aircraft Mechanics Fraternal Association (AMFA) and The Professional Flight Attendants Association (PFAA) as well as continues its contract negotiations with representatives of the airline’s other unions.

Steenland added, “With a competitive cost structure, as the airline industry restructures, Northwest is well-positioned for the future because of its strong domestic and international networks and its cargo business.”

“We also continued our non-labor cost reduction program, begun in 2001, that has eliminated $1.7 billion of costs.  In March, we elected to keep 2005 domestic capacity equal to 2004 capacity and we will operate 30 fewer DC-9 aircraft in scheduled flying.”

“Finally, I would like to thank our employees for the outstanding job they did during this quarter in running a great airline, especially in view of the record high load factors we experienced,” Steenland concluded.

Financial Results

Operating revenues in the first quarter increased by 7.5% versus the first quarter of 2004 to $2.8 billion.  This included an increase in passenger revenue of $72 million and an increase in cargo revenue of $23 million.  Passenger revenue per available seat mile decreased by 0.6% on 4.3% additional available seat miles (ASMs).

Operating expenses in the quarter increased 14.0% versus a year ago to $3.1 billion.  Unit costs excluding fuel increased by 1.3%.  During the quarter, fuel averaged $1.38 per gallon, up 37.7% versus the first quarter of last year.  During the quarter, Northwest undertook certain maintenance work that had been scheduled to be performed later this year.

Northwest’s quarter-ending cash balance was $2.3 billion, of which $2.1 billion was unrestricted.  “During the quarter, the carrier made a $188 million scheduled, unsecured debt payment.  In addition, Northwest announced this week that it financed a $147.8 million amortization payment due in November 2005 under the company’s existing $975 million secured term loan credit facility.  As a result, no principal payments will be due under this facility or on any unsecured debt until June 2006,” said Bernie Han, executive vice president and chief financial officer.

Other:

In March, Northwest received approval of its request to the U.S. Department of Transportation for broad authority to serve India.  As its first priority, Northwest will offer service from Minneapolis/St. Paul International Airport to Bangalore via the KLM/NWA hub at Amsterdam, beginning Oct. 30.  “The global network that Northwest offers customers through its joint venture with KLM as well as partnerships with other SkyTeam airlines will be greatly enhanced by additional service to India,” Steenland said.

In February, Northwest and Korean Air announced a code-sharing agreement that enables both airlines to carry international cargo on each other’s scheduled freighter flights between Asia and the United States.  Under the code-sharing agreement, the two carriers are able to sell cargo space on each other’s code-shared flights, and to transfer cargo shipments between aircraft at Northwest’s cargo hub at Anchorage, Alaska.

Last week, Northwest Airlines, China’s longest-serving U.S. airline, and China Southern Airlines, the largest airline in the People’s Republic of China, announced a new partnership that allows each of the carriers to offer customers new benefits.  Members of Northwest’s WorldPerks frequent flyer program can earn and redeem miles on flights operated by China Southern, and members of China Southern’s Sky Pearl Club  can earn and redeem miles on Northwest.  The two airlines also announced a reciprocal airport lounge program.

During the first quarter, Northwest Airlines paid more than $267 million in fees and non-income related taxes, representing an overall tax burden not faced by other industries.

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Northwest Airlines will webcast its first quarter results conference call at 1:30 p.m. Eastern Daylight Time (12:30 p.m. Central Daylight Time) today.  Investors are invited to listen to the call through the company’s investor relations Web site at http://ir.nwa.com.

Statements in this news release that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements.  Such risks and uncertainties include, among others, the future level of air travel demand, the company’s future load factors and yields, the airline pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the U.S. and other regions of the world, the price and availability of jet fuel, the aftermath of the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about Severe Acute Respiratory Syndrome (SARS) and other influenza or contagious illnesses, labor negotiations both at other carriers and the company, low fare carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuation and inflation. Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2004.  We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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Northwest Airlines is the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,500 daily departures. Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks. Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended
	March 31		Percent
	2005	2004	Change
OPERATING REVENUES
Passenger	$2,035	$1,963	3.7
Regional carrier revenues	276	217	27.2
Cargo	206	183	12.6
Other	281	240	17.1
Total operating revenues	2,798	2,603	7.5

OPERATING EXPENSES
Salaries, wages and benefits	955	937	1.9
Aircraft fuel and taxes	630	450	40.0
Selling and marketing	205	175	17.1
Other rentals and landing fees	156	146	6.8
Aircraft maintenance materials and repairs	144	111	29.7
Depreciation and amortization	138	141	(2.1)
Aircraft rentals	104	114	(8.8)
Regional carrier expenses	356	256	39.1
Other	402	381	5.5
Total operating expenses	3,090	2,711	14.0

OPERATING INCOME (LOSS)	(292)	(108)	n/m
Operating margin	(10.4%)	(4.1)%	(6.3	)pts.

OTHER INCOME (EXPENSE)
Interest expense, net	(151)	(132)	(14.4)
Investment income	16	13	23.1
Foreign currency gain (loss)	(5)	4	n/m
Other unusual items (a)	(18)	—	n/m
Other	5	—	n/m
Total other income (expense)	(153)	(115)	(33.0)

INCOME (LOSS) BEFORE INCOME TAXES	(445)	(223)	(99.6)

Income tax expense (benefit)	5	—

NET INCOME (LOSS)	(450)	(223)

Preferred stock requirements	(8)	(7)
NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(458)	$(230)

Earnings (Loss) per common share:
Basic	$(5.28)	$(2.67)
Diluted	$(5.28)	$(2.67)

Average shares used in computation:
Basic	87	86
Diluted	87	86

NOTES:

(a)

On February 1, 2005, the Company agreed to sell the Pinnacle Airlines note to Pinnacle Airlines Corp. The outstanding balance on the note at the time of the sale was $120 million, and the purchase price was $102 million, inclusive of accrued interest. As a result of the sale of this note, the Company recognized a loss of $18 million, or $.21 per common share in the quarter ending March 31, 2005.

NORTHWEST AIRLINES CORPORATION

OPERATING STATISTICS (1)

	Three Months Ended
	March 31				Percent
	2005		2004		Change
Scheduled Service:
Available seat miles (ASM) (millions)	22,765		21,831		4.3
Revenue passenger miles (RPM) (millions)	18,168		16,705		8.8
Passenger load factor	79.8%		76.5%		3.3	pts.
Revenue passengers (thousands)	13,502		12,512		7.9
Passenger revenue per RPM (yield)	11.20	¢	11.75	¢	(4.7)
Passenger revenue per ASM (RASM)	8.94	¢	8.99	¢	(0.6)

Total operating ASM (millions)	22,825		21,894		4.3
Passenger service operating expense per total ASM (2) (3)	10.97	¢	10.23	¢	7.2
Mainline fuel expense per total ASM	2.47	¢	1.84	¢	34.2

Cargo ton miles (CTM) (millions)	542		540		0.4
Cargo revenue per ton mile	38.10	¢	33.79	¢	12.8

Fuel gallons consumed (millions)	432		421		2.6
Average fuel cost per gallon, excluding fuel taxes	137.91	¢	100.16	¢	37.7
Number of operating aircraft at end of period	432		432		0.0
Full-time equivalent employees at end of period	39,105		39,230		(0.3)

(1)

All statistics exclude Northwest Airlink regional carriers, which is consistent with how the Company reports statistics to the Department of Transportation (“DOT”) and is comparable to statistics reported by other major network airlines.

(2)

This financial measure excludes non-passenger service expenses. The Company believes that providing financial measures directly related to passenger service operations allows investors to evaluate and compare the Company’s core operating results to those of the industry.

(3)	Passenger service operating expense excludes the following items unrelated to passenger service operations:

	Three Months Ended
	March 31
	2005	2004
(in millions)
Freighter operations	$154	$140
MLT Inc. - net of intercompany eliminations	64	60
Regional carriers	356	256
Other	12	15

SELECTED BALANCE SHEET DATA

	March 31, 2005	December 31, 2004
(in millions)
Cash, cash equivalents and unrestricted short-term investments	$2,132	$2,459
Restricted short-term investments	173	152
Total cash, cash equivalents and short-term investments	2,305	2,611

Total assets	13,821	14,042

Long-term debt, including current maturities	8,134	8,411
Long-term obligations under capital leases, including current obligations	358	361

Common stockholders’ deficit	(3,543)	(3,087)